EXHIBIT 35.2

                          ANNUAL SERVICER'S CERTIFICATE

                      GE DEALER FLOORPLAN MASTER NOTE TRUST

                                 March 22, 2007

      The undersigned, a duly authorized officer of GE Commercial Distribution Finance Corporation ("CDF"), as the sub-servicer (the "Sub-Servicer"), pursuant to the Amended and Restated Sub-Servicing Agreement dated as of August 10, 2006 (as may be further amended and supplemented from time to time, the "Agreement"), between General Electric Capital Corporation and CDF, does hereby certify that:

      1. CDF is, as of the date hereof, Sub-Servicer under the Agreement.

      2. The undersigned is an authorized officer who is duly authorized pursuant to the Agreement to execute and deliver this certificate to the GE Dealer Floorplan Master Note Trust.

      3. A review of the activities of Sub-Servicer during the fiscal year ended December 31, 2006 (the "reporting period"), and of its performance under the Agreement, has been made under my supervision.

      4. To the best of my knowledge, based on such review, Sub-Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
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      IN WITNESS WHEREOF, the undersigned has duly executed this certificate the date first above written.

                                                  /s/ Michael Brandt
                                                  ------------------------------
                                                  Name: Michael Brandt
                                                  Title: Chief Financial Officer